Exhibit 99.5
STANLEY-MARTIN COMMUNITIES, LLC
OFFER TO EXCHANGE ANY AND ALL OUTSTANDING
9 3/4% SENIOR SUBORDINATED
NOTES DUE 2015 ISSUED ON AUGUST 10, 2005 FOR
9 3/4% SENIOR SUBORDINATED
NOTES DUE 2015 WHICH HAVE BEEN REGISTERED
UNDER THE SECURITIES ACT OF 1933

To Our Clients:
      We are enclosing herewith a Prospectus dated                     , 2005 (the “Prospectus”) of Stanley-Martin Communities, LLC (the “Company”) and the related Letter of Transmittal and Notice of Guaranteed Delivery (which together constitute the “Exchange Offer”) relating to the offer by the Company to exchange up to $150,000,000 aggregate principal amount of its 9 3/4% Senior Subordinated Notes due 2015 (the “Exchange Notes”), which have been registered under the Securities Act of 1933, as amended (the “Securities Act”), for a like principal amount of its issued and outstanding 9 3/4% Senior Subordinated Notes due 2015 (the “Old Notes”) issued on August 10, 2005, upon the terms and subject to the conditions set forth in the Exchange Offer.
Please note that the Exchange Offer will expire at 5:00 p.m., New York City time, on                         , 2005 unless extended by the Company in its sole discretion.
       The Exchange Offer is not conditioned upon any minimum number of Old Notes being tendered.
      We are the holder of record of Old Notes held by us for your account. A tender of such Old Notes can be made only by us as the record holder and pursuant to your instructions. The Letter of Transmittal is furnished to you for your information only and cannot be used by you to tender Old Notes held by us for your account.
      We request instructions as to whether you wish to tender any or all of the Old Notes held by us for your account pursuant to the terms and conditions of the Exchange Offer. We also request that you confirm that we may make the representations contained in the Letter of Transmittal on your behalf.
      Pursuant to the Letter of Transmittal, each holder of Old Notes (a “Holder”) will represent to the Company that:

•	the Exchange Notes acquired pursuant to the Exchange Offer are being acquired in the ordinary course of business of the person receiving the Exchange Notes, whether or not the person is the Holder;

•	neither the Holder nor any other recipient of the Exchange Notes (if different than the Holder) is participating or engaged in, intends to participate or engage in, or has any arrangement or understanding with any person to participate in, the distribution of the Old Notes or Exchange Notes;

•	neither the Holder nor any other recipient is an “affiliate” of the Company within the meaning of Rule 405 promulgated under the Securities Act or, if the Holder or such recipient is an affiliate, that the Holder or such recipient will comply with the registration and prospectus delivery requirements of the Securities Act to the extent applicable;

•	if the signatory is a broker-dealer, it has not entered into any arrangement or understanding with the Company or any “affiliate” of the Company within the meaning of Rule 405 promulgated under the Securities Act to distribute the Exchange Notes;

•	if the signatory is a broker-dealer, the signatory further represents and warrants that if it will receive Exchange Notes for its own account in exchange for Old Notes that were acquired as a result of market- making activities or other trading activities, the signatory will deliver a prospectus meeting the requirements of the Securities Act (for which purposes, the delivery of the Prospectus, as the same may be hereafter supplemented or amended, shall be sufficient) in connection with any resale of Exchange Notes received in the Exchange Offer; and

•	the Holder is not acting on behalf of any person or entity that could not truthfully make these representations and warranties.
      By acknowledging that you will deliver and by delivering a prospectus meeting the requirements of the Securities Act in connection with any resale of such Exchange Notes, you will not be deemed to admit that you are an “underwriter” within the meaning of the Securities Act.

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